Exhibit 99
L-3 Communications Corporation
600 Third Avenue
New York, NY 10016
212-697-1111 Fax: 212-682-9553
News

Contact:	L-3 Communications
Corporate Communications
212-697-1111
For Immediate Release
L-3 Announces a New $1 Billion Share Repurchase Program
NEW YORK, July 14, 2010 — L-3 Communications Holdings, Inc. (NYSE: LLL) announced today that its board of directors has authorized a new share repurchase program allowing the company to repurchase up to an additional $1 billion of the company’s common stock through December 31, 2012. This new share repurchase authorization is effective immediately and represents L-3’s fourth repurchase program.
“Returning cash to our shareholders is a central element of our disciplined capital deployment strategy, and we are very pleased to reiterate L-3’s commitment to delivering shareholder value through this new repurchase authorization,” said Michael T. Strianese, chairman, president and chief executive officer. “This authorization underscores our confidence in L-3’s strong fundamental business position, our growth and earnings prospects and our ability to continue to generate strong cash flows for 2010 and beyond.”
Repurchases under the program will be made from time to time at management’s discretion in accordance with applicable federal securities laws. The timing of repurchases and the exact number of shares of common stock to be purchased will depend upon market conditions and other factors. The program will be funded using the company’s cash on hand and cash generated from operations. The program may be extended, suspended or discontinued at any time without prior notice.
Headquartered in New York City, L-3 Communications employs approximately 67,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, aircraft modernization and maintenance, and government services. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. The company reported 2009 sales of $15.6 billion.
To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s Web site and is readily accessible.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for historical information contained herein, the matters set forth in this news release are

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forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.
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